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                                                                  EXHIBIT 10.5

                                  AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into on March 9, 2000 by and between SMARTAGE.COM CORP. ("Corporation") and WILLIAM LOHSE ("Lohse").

     The Corporation and Lohse agree as follows:

1.  DEFINITIONS.

    1.1 "Agreement" means only the agreement contained in this document and as modified in writing pursuant to Section 8.6 herein.

    1.2 "Corporation" means SmartAge Corp. and any successor to its business or assets as provided by Section 8.3 herein or which becomes bound by this Agreement by operation of law.

    1.3  "Board" means the Board of Directors of the Corporation.

    1.4 "Cause" means acts of Lohse which: (i) breach Lohse's fiduciary duty as a Board member or Officer of the Corporation; (ii) violate the securities law involving an intent to obtain personal or family profit; (iii) involve or result in a criminal conviction resulting in incarceration; or (iv) consist of committing an act of fraud against, or the knowing misappropriation of property belonging to, Corporation either of which causes material harm to the Corporation. A termination for any other reason shall be a termination "Without Cause."

    1.5 "Change in Control" means a change in the ownership or control of the Corporation effected through any of the following transactions:

         1.5.1 The acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

         1.5.2 A merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

         1.5.3 The sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

     Provided however that a Change in Control shall not occur as a result of the sale in an Initial Public Offering or subsequent secondary offering of Corporation's securities which result in more than fifty percent (50%) of the common stock being held by others.

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    1.6  "Disability" means any physical or mental illness preventing Lohse from performing services for the Corporation for one hundred twenty (120) consecutive calendar days. Disability shall be deemed to have occurred only after the following procedure has been satisfied: If within thirty (30) days after written notice of proposed Termination of this Agreement for Disability is given to Lohse by Corporation, Lohse has not been able to resume performance of his duties, Corporation may terminate this Agreement by giving written notice of Termination of this Agreement for Disability. Such notice may be given by Corporation following Lohse's inability to perform services by reason of physical or mental disability for ninety (90) consecutive calendar days.

    1.7  "Effective Date" means March 9, 2000.

    1.8 "Person" means an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a limited liability partnership, a trust, any unincorporated organization or a government or political subdivision thereof.

    1.9 "Termination" or "Terminated" means the termination of this Agreement and Lohse's services thereunder. A Termination affected by the Corporation or Board or their successors may either be "For Cause," as defined in Section 1.4 herein, or "Without Cause" which would include any Termination by the Corporation or Board or their successors that is not a Termination For Cause. A Termination effected by Lohse may either be for "Good Reason" as defined in
Section 5.5.1 herein, or Without Good Reason which would include any Termination affected by Lohse other than a Termination for Good Reason.

    1.10 "Monthly Payment" shall mean the amount set forth in Paragraph 4 below.

    1.11 "Base Period" means the period of time prior to the Termination that is either (a) the twenty-four (24) month period preceding the month in which the Termination takes effect, or (b) if Lohse provides services for fewer than twenty-four (24) months, the period of time between the Effective Date and the Termination.

2.  POSITION AND DUTIES.

    2.1 Lohse shall serve the Corporation as its President and Chief Executive Officer reporting to the Board, of which Lohse is currently a member. The services to be performed by Lohse shall include, but not be limited to, any services consistent with his position which may be assigned to Lohse from time to time by the Board.

    2.2 Lohse may perform services under this Contract at diverse locations including, but not limited to, Lohse's residence in Zephyr Cove, Nevada. Lohse may choose to work primarily out of the State of California.

    2.3 As President and Chief Executive Officer, Lohse will devote his best efforts to perform services for the Corporation. Although Lohse may perform services for other organizations, subject to the limitations is Section 2.4 below, Lohse must not accept any other work that would jeopardize his ability to perform services to the best of his ability under this Contract.

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    2.4  Lohse will not engage in competitive activity with the Corporation including, but not limited to, performing services for any competitor of the Corporation.

3.  TERM.

    3.1 The term of this Agreement shall commence as of the Effective Date and shall continue until the date this Agreement is Terminated For Cause, Without Cause, for Good Reason, Without Good Reason, Disability or death of Lohse. Either Corporation or Lohse may terminate this Agreement and Lohse's services hereunder at any time for any reason, with or without cause, by providing thirty
(30) days written notice of termination to the other party.

4.  COMPENSATION.

    4.1  Monthly Payment.  Lohse shall be paid under this Agreement as follows:
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         4.1.1  Lohse will be paid $12,500 per month. This payment will be made by Corporation to Lohse on the first business day of the month for services rendered in the preceding month. Effective upon the effective date of the Corporation's initial public offering (the "IPO Effective Date"), the amount of such payment will be increased to $16,666 per month.

         4.1.2 In addition to the fee set forth in Section 4.1.1, Lohse will also be eligible for performance payments based upon achievement of certain written goals. The goals and corresponding performance payouts will be periodically set by Corporation in writing. These goals and the corresponding performance payouts must be approved by a majority of the Board of Directors [(without counting the vote of William Lohse)].

         4.1.3 Corporation will reimburse Lohse for reasonable business expenses provided Lohse submits invoices within sixty (60) days of the date such expenses are incurred. Extraordinary expenses, which include all expenses exceeding twenty-five thousand dollars ($25,000) in amount, must be pre-approved in writing by the Board.

         4.1.4 Lohse will submit monthly invoices for all business expenses. Lohse will submit such invoice within fifteen (15) days of the end of each month. Assuming the invoice is in order and otherwise proper, Corporation will pay such invoice within fifteen (15) days of receipt.

    4.2  Benefits.  Lohse shall be eligible to participate in or receive
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benefits under all of the Corporation's employee benefits plans upon the
Effective Date to the extent permitted under the terms of such plans.

5.  TERMINATION OF  SERVICES.

    5.1 The provisions of this Section 5 shall govern the payments, if any, which Lohse shall receive upon the Termination of this Agreement and services thereunder.

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    5.2  Payment Upon Voluntary Termination.  In the event that Lohse Terminates
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this Agreement Without Reason, Lohse shall be entitled to no payments form the
Corporation except payment of his Base Salary through the date of Termination.
In such case, Lohse would not be entitled to any payment for achievement of any goal unless that goal had been achieved prior to the effective date of the Termination. If Lohse terminates this Agreement and stops providing services for Good Reason, as defined in Section 5.5.1 below, then he would be entitled to the payments set forth in Section 5.5.1.

    5.3  Termination by Corporation.  In the event of a Termination of this
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Agreement and Lohse's services by the Corporation for the reasons set forth below, Lohse shall be entitled to the following:

         5.3.1  Termination for Cause.  If Corporation terminates this
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Agreement for "Cause," then Lohse will be paid for his services through the date of Termination and for any goal achieved prior to the date of termination, but nothing else.

         5.3.2  Termination without Cause.  If this Agreement is Terminated by
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Corporation or the Board or their successors for any reason other than Cause as set forth herein, or if Lohse Terminates this Agreement for Good Reason, as defined in Section 5.5.1 below, the Corporation shall pay to Lohse the following: (a) twelve (12) months of Monthly Payments pursuant to Section 4.1.1 above (or the fee then in effect if subsequently agreed to in writing) and (b) an additional payment equal to twelve (12) months of Lohse's average performance payment during the Base Period, calculated by adding the total of all performance payments received by Lohse during the Base Period divided by the number of months in the Base Period, multiplied by twelve (12) months (the "Severance Payment").

                5.3.2.1 The Corporation shall make the Severance Payment either in a lump-sum payment, or in twelve (12) equal monthly payments, at the option of Lohse. If Lohse chooses the lump-sum payment option in such case, then the payment shall be made not later than the thirtieth (30) day following the date of Termination without Cause or Termination for Good Reason.

                5.3.2.2 Although a payment triggering such section is not intended hereby, amounts otherwise due under this Section will be reduced if, and to the extent that, such reduction is required to avoid the imposition of the excise tax under section 4999 of the Internal Revenue Code and the loss of the deduction in accordance with section 280G of the Internal Revenue Code, if applicable.

    5.4 If a Change in Control occurs during the term of this Agreement, Lohse may thereafter be entitled to a payment set forth in Section 5.4.2 in accordance with the terms hereof, subject to the following limitations:

         5.4.1  Termination for Good Reason.  The payments set forth in Section
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5.3.2 hereof shall be made to Lohse if, after a Change in Control and within one year thereafter, Lohse Terminates for Good Reason, upon the happening of one or more of the following events, any of which will constitute Good Reason for Termination:

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                5.4.1.1  Without Lohse's expense written consent, Lohse is either (a) assigned duties substantially inconsistent with Lohse's position, duties, responsibilities and status with Corporation immediately prior to a Change in Control, or (b) removed from the position be held prior to the Change in Control;

                5.4.1.2 A reduction by Corporation of Lohse's Monthly Payment or performance compensation formula applicable to Lohse as in effect immediately prior to a Change in Control; or

                5.4.1.3 The failure of the Corporation to obtain the assumption of this Agreement by a successor of Corporation as contemplated in
Section 8.3 below.

6.  USE OF CORPORATION APARTMENT.

    6.1 The Corporation shall retain an apartment in the San Francisco Bay Area for use by its executives in transacting business on behalf of the Corporation that is equal to or substantially equal to the current apartment being provided to Lohse. Such apartment shall be allocated to the executives of the Corporation based on the order in which requests are made for it (i.e. first come first serve basis).

7.  ARBITRATION.

    7.1 Any controversy between the parties hereto, including the construction, application or breach of any of the terms, covenants or conditions of this Agreement, and all claims resulting to or arising from Lohse's services or the termination of those services or this Agreement, including all statutory claims, shall on a timely written request of one party served upon the other, be submitted to arbitration to be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure (presently sections 1280 et
                                                                         --
seq.).
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    7.2  Unless otherwise mutually agreed to by Lohse and Corporation in writing, the parties will request the American Arbitration Association to submit a list of nine names of persons who could serve as an arbitrator. Corporation and Lohse shall alternatively remove names from the list
(beginning with the party which loses a flip of the coin) until one name remains, and this person shall serve as the impartial arbitrator. The arbitration shall take place in the City and County of San Francisco, California.

    7.3 The Arbitrator will have authority to award costs and attorneys' fees to the prevailing party unless the dispute in question concerns a claim of a statutory violation in which case the Arbitrator may award attorneys' fees as provided for in that statute.

8.  GENERAL PROVISION.

    8.1  Nonassignability.  Neither this Agreement nor any right or interest
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hereunder shall be assignable by Lohse, provided, however, that nothing in this
Section shall preclude (i) Lohse from designing a beneficiary to receive any benefits payable hereunder upon Lohse's death, or (ii) Lohse's executors, administrators or other legal representatives or Lohse's estate from assigning any rights hereunder to the person or persons entitled thereto.

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    8.2  Status.  Mr. Lohse shall have the status of an employee of Corporation.
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    8.3  Assumption.  The Corporation shall require any successor in interest
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(whether as a result of purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform the obligations under this Agreement.

    8.4  No Attachment.  Except as required or permitted by law, no right to
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receive payments under this Agreement shall be subject to anticipation, communication, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. The payments due Lohse under Section 5 herein shall not be deemed earned until the conditions set forth in Section 5 occur, if ever.

    8.5  Binding Agreement.  This Agreement shall be binding upon, and inure to
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the benefit of, Lohse and the Corporation, and their respective heirs, successors and assigns. Each party acknowledges that no representations, inducements, promises or agreements have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party except as provided herein.

    8.6  Amendment or Augmentation of Agreement; Supercedes Prior Consulting
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Agreement.  This Agreement may not be modified or amended except by an
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instrument in writing signed by the parties hereto.  Unless expressly agreed to in writing by the parties hereto, no additional rights or compensation, even if given or accepted, shall be deemed to modify or otherwise affect the express terms and conditions of this Agreement. This Agreement supercedes that certain Consulting Agreement, effective as of January 20, 1998, entered into by and between Lohse and the Corporation, as amended (the "Consulting Agreement"), and effective upon the execution of this Agreement neither party to the Consulting Agreement shall have any further obligation or liability thereunder. Nothing herein, however, shall affect the parties' rights under any other agreement entered into by Lohse with the Corporation.

    8.7  Waiver.  No term or condition of this Agreement shall be deemed to have
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been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

    8.8  Severability.  If, for any reason, any provision of this Agreement is
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held invalid, such invalidity shall not affect any other provision of this
Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no

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way affect the rest of such provisions not held so invalid, and the rest of such provision together with all other provisions of this Agreement shall, to the full extent consistent with law, continue in full force and effect. If this Agreement is held totally invalid or cannot be enforced, then to the full extent permitted by law any prior agreement, whether oral or written, express or implied, between the Corporation and/or its affiliates (or any successor thereof) and Lohse shall be deemed reinstated as if this Agreement had not been executed.

    8.9  Notices.  All notices, requests, demands and other communications
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hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States certified or registered mail, prepaid, to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by either party to the other):

               To:  SmartAge Corp.
                    3450 California Street
                    San Francisco, CA 94118
                    Attention: Chief Financial Officer

               To:  William Lohse
                    P.O. Box 69
                    Zephyr Cove, Nevada 89448

    8.10  Headings.  The headings of paragraphs herein are included solely for
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convenience or reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

    8.11  Governing Law.  This Agreement has been executed and delivered in the
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State of California, and its validity, interpretation, performance and enforcement shall be governed by the laws of that State.

    8.12  Interpretation of Agreement.  The parties acknowledge that they are
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entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms of this Agreement shall not be construed for or against either party on the basis of identity of the party who drafted the provisions in question.

    8.13  Proprietary Information Agreement.  Lohse will execute the SmartAge
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Proprietary Information and Inventions Agreement for Employees (the "Employee
Proprietary Information Agreement") effective upon the Effective Date ("Promissory Information Agreement"), which is attached hereto and incorporated herein by reference. If either party Terminates this Agreement, it will not affect the continuing validity of the Employee Proprietary Information Agreement or of the SmartAge Proprietary Information and Inventions Agreement which was previously executed by Lohse and the Corporation, and Lohse agrees to continue to

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abide by all obligations set forth in the Proprietary Information Agreement even after the Termination of this Agreement.

CORPORATION:

SMARTAGE.COM CORP.



By: /s/ Allan Barr                  By:
    --------------------------          --------------------------

Its: Chief Financial Officer       Its:
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LOHSE:


  /s/ William Lohse
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WILLIAM LOHSE

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